Exhibit 12.1

Nationwide Health Properties, Inc

Statement re Computation of Ratios

(in thousands, except ratios)

	Three Months Ended March 31,	Year Ended December 31,
	2003	2002	2001	2000	1999	1998
RATIO OF EARNINGS TO FIXED CHARGES
Ratio	1.91	1.79	2.08	2.13	2.14	2.38

Income from continuing operations	$13,863	$44,357	$60,630	$68,601	$67,715	$62,883
Interest	15,130	54,987	54,846	58,391	51,621	37,531

"Earnings"	$28,993	$99,344	$115,476	$126,992	$119,336	$100,414

Interest	$15,130	$54,987	$54,846	$58,391	$51,621	$37,531
Capitalized interest	57	554	613	1,245	4,190	4,693

"Fixed charges"	$15,187	$55,541	$55,459	$59,636	$55,811	$42,224

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Ratio	1.69	1.57	1.83	1.89	1.88	2.01

Income from continuing operations	$13,863	$44,357	$60,630	$68,601	$67,715	$62,883
Interest	15,130	54,987	54,846	58,391	51,621	37,531

"Earnings"	$28,993	$99,344	$115,476	$126,992	$119,336	$100,414

Interest	$15,130	$54,987	$54,846	$58,391	$51,621	$37,531
Capitalized interest	57	554	613	1,245	4,190	4,693
Preferred dividends	1,919	7,677	7,677	7,677	7,677	7,677

"Combined fixed charges and preferred stock dividends"	$17,106	$63,218	$63,136	$67,313	$63,488	$49,901